Exhibit 99.1

[TIAA-CREF Logo]

TIAA-CREF Names Robert Leary Head of Asset Management

Industry veteran joins $520 billion leading financial services firm

NEW YORK, May 9, 2013 – TIAA-CREF, a leading financial services provider, today announced the appointment of Robert Leary as executive vice president and president of TIAA-CREF Asset Management, effective June 24, 2013. Leary will report to Chief Executive Officer Roger W. Ferguson Jr. and serve on the company’s executive management team. He will be based in the company’s New York headquarters.

“At TIAA-CREF, we are dedicated to helping our clients achieve lifelong financial well-being. We do this through a disciplined, innovative and forward-looking approach to asset management,” Ferguson said. “Rob’s proven track record successfully working with and leading asset management, retirement and insurance organizations, combined with his global view and focus on risk management, makes him an outstanding addition to our organization. We look forward to his leadership as we work to meet the evolving needs of our individual and institutional clients.”

Leary, an industry veteran with more than two decades of experience, will oversee all aspects of TIAA-CREF Asset Management. He will drive the group’s strategy across investments, distribution and operations, and help expand the company’s third-party business. Leary brings expertise across a variety of asset classes and a deep understanding of both institutional and individual client needs. He will join TIAA-CREF’s team of experienced senior asset management leaders.

“TIAA-CREF has an enviable track record and a long history of putting its clients first,” Leary said. “I’m excited to join this high-caliber team with such a meaningful mission. Together, we’ll build on the organization’s strong investment performance, history of innovation and client focus.”

Leary most recently served as president and chief operating officer of ING U.S., leading all aspects of ING’s investment management, retirement, insurance and annuity businesses, as well as operations, information technology and marketing. He also has served as chief executive officer of ING Insurance U.S. Leary joined ING in 2007 as chairman and chief executive officer of ING Investment Management, Americas, where he led all aspects of ING’s $230 billion U.S., Latin American and Canadian investment management business across all asset classes. He also served as a director of Pomona Capital, a private equity firm affiliated with ING.

Previously, Leary was an executive vice president at AIG. In this role, he helped build investment solutions for the institutional investor community. He also was a vice president at J.P. Morgan & Co., where he specialized in fixed income applications. He started his career as an attorney with White & Case.

Leary currently serves on the board of AmeriCares, a nonprofit global health and disaster relief organization. He holds a bachelor’s degree in political science from Union College and a law degree from Fordham University School of Law.

Leary resides in Greenwich, Conn., with his family.

About TIAA-CREF Asset Management
TIAA-CREF has received several recent industry accolades for its investment performance. Lipper named TIAA-CREF as the 2013 Best Overall Large Fund Company based on three-year risk-adjusted performance.i The company was one of 36 large investment firms eligible for the award. In addition, 97 percent of the company’s mutual funds and annuities have an overall Morningstar rating of three or more stars across all asset classes based on risk-adjusted performance (43 percent three stars, 45 percent four stars and nine percent five stars, as of March 31, 2013).ii In addition, TIAA-CREF ranked 10th out of 62 mutual fund families in the 2012 Barron’s/Lipper fund family ranking, based on asset-weighted performance.iii

About TIAA-CREF
TIAA-CREF (www.tiaa-cref.org) is a national financial services organization with $520 billion in assets under management (as of March 31, 2013) and is the leading provider of retirement services in the academic, research, medical and cultural fields.

Press Contact
Chad Peterson
888 200-4062
media@tiaa-cref.org

Abby Cohen
888 200-4062
media@tiaa-cref.org

Past performance does not guarantee future results.

Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity, and may lose value.

TIAA-CREF products may be subject to market and other risk factors. See the applicable product literature, or visit
www.tiaa-cref.org for details.

TIAA-CREF Individual & Institutional Services, LLC and Teachers Personal Investors Services, Inc., members FINRA, distribute securities products.

You should consider the investment objectives, risks, charges and expenses carefully before investing. Please call 877-518-9161 or log on to www.tiaa-cref.org for product and fund prospectuses that contain this and other information. Please read the prospectuses carefully before investing.

i In calculating the awards, Lipper considered funds registered for sale in the United State with at least 36 months of performance as of the end of the calendar year of the respective evaluation year. Fund groups with at least five equity, five bond, or three mixed-asset portfolios were eligible for an overall group award. The award is given to the group with the lowest average decile ranking of three years’ Consistent Return measure of the eligible funds over the three-year period ended 11/30/12. TIAA-CREF was ranked against 36 fund companies.

ii As of March 31, 2013, 43 percent of TIAA-CREF funds have three stars, 45 percent four stars and 9 percent five stars. The Morningstar ratings include Retail, Retirement, Premier and Institutional fund share classes; CREF Accounts and the Life Funds. 54 percent of our funds/accounts have an overall rating of four and five stars and 97 percent are rated three or more stars. Morningstar is an independent service that rates mutual funds and variable annuities. The top 10 percent of accounts in an investment category receive five stars, the next 22.5 percent receive four stars, and the next 35 percent receive three stars. Morningstar proprietary ratings reflect historical risk-adjusted performance and can change every month. They are calculated from the account’s three-, five- and 10-year average annual returns in excess of 90-day Treasury bill returns with appropriate fee adjustments, and a risk factor that reflects mutual fund/subaccount performance below 90-day T-bill returns. The overall star ratings are Morningstar’s published ratings, which are weighted averages of its three-, five- and 10-year ratings for periods ended March 31, 2013. Past performance cannot guarantee future results. For current performance and rankings, please visit www.tiaa-cref.org/performance.

iii The rankings are quantitative, and are based on performance according to Lipper data. Each fund family is given an asset-weighted score within the five asset classes: U.S. Equity, World Equity, Mixed Asset, Taxable Bond and Tax-Exempt Bond, and the asset class score is then weighted by its size within the Lipper universe. In the five-year overall ranking, TIAA-CREF is ranked 29th out of 53 mutual fund families. TIAA-CREF does not qualify for the 10-year ranking. The rankings were published in the Feb. 11, 2013 print edition of Barron’s.